Exhibit 99.2

TRI-VALLEY CORPORATION, #4464851
TRI-VALLEY CORPORATION SECOND QUARTER 2011
FINANCIAL RESULTS CONFERENCE CALL
August 22, 2011, 4:30 PM ET
Chairperson: Jenifer Kirtland (Mgmt.)

Operator:
Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Tri-Valley Corporation Second Quarter 2011 Financial Results Conference Call. During today’s presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. If you’re using speaker equipment today, please lift the handset before making your selection.

This conference is being recorded today, Monday, August 22nd, 2011, and at this time I’d like to turn the conference over to Jenifer Kirtland. Please go ahead, ma’am.

Jenifer Kirtland:
Thank you, Operator, and thank you for joining the Tri-Valley Corporation Conference Call and webcast to review financial results and recent corporate developments for the second quarter ended June 30, 2011. I’d like to remind listeners that this is a Tri-Valley call, and while we welcome the participation of our OPUS partners, we will be focusing today on comments related to Tri-Valley Corporation.

Before we get started, during the course of this conference call we will make projections and may make other statements about Tri-Valley’s business that are forward-looking and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. A detailed discussion of the risks and uncertainties that affect our business is contained in the Company’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2010 and recent 10-Qs. Copies of these filings are available online from the SEC or from the Tri-Valley Corporation website. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof and, except as required by law, Tri-Valley disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

And now I’d like to turn the call over to Mr. Maston Cunningham, President and CEO of Tri-Valley Corporation. Maston?

Maston Cunningham:	Thank you, Jenifer, and thank you everyone for joining us for this second quarter 2011 conference call. Also with me today is John Durbin, our Chief Financial Officer.

Today I’ll begin with the review of our operational progress in the quarter, specifically, updates on our Claflin and Pleasant Valley oil projects, our OPUS partnership restructuring and issues resolution, and our mineral assets in Alaska. Then John will review the second quarter financial results in more detail. Finally, we’ll open the call for a brief Q&A.

Oil and gas revenues in the recent second quarter grew 2% from the second quarter of 2010. This modest increase reflected higher oil prices partially offset by a slight decrease in net oil production, specifically at Pleasant Valley. Our second quarter 2011 net oil production was about 13% lower than the first quarter 2011 levels reflecting lower production at both Pleasant Valley and Claflin, and a 28% decrease in oil and gas revenues quarter-over-quarter. At Pleasant Valley, production was lower in the second quarter due to a mechanical failure in our main steam generator in May which had to be repaired and was not returned to service until late June. The lack of steam generation capacity delayed steam injection on several wells and negatively affected June production. We have been able to resume and maintain normal steaming operations since late June and our cyclic steam stimulation oil production at Pleasant Valley has returned to normal levels.

The decline in oil production at Claflin in the second quarter of this year versus the first quarter was due in part to normal oil decline from the cooling of the reservoir surrounding our four vintage wells and production curtailments related to the modification of surface facilities for our eight new wells which forced us to temporarily halt production for installation of a new shipping tank and other improvements.

Additionally, we experienced delays in obtaining new operating permits for a 12.5 million BTU per hour and a 19 million BTU per hour steam generators which had to undergo modifications to comply with the best operating practices and air emissions limits of the San Joaquin Valley Air Pollution Control District. Due to the permitting delays, we have only been able to perform the initial steam injection cycle on just three of our eight new wells that were drilled in April. We expect to have the larger 19 million BTU per hour unit in service by mid-September with the second 12.5 million BTU per hour generator being online by October 1st and that the remaining five new wells should have received their initial steam cycle by mid-October.

Despite the permitting issues and delays, we were pleased that the initial oil production rates from our three new wells at Claflin that received their initial injection cycle have averaged between 30 to 40 barrels of oil per day per well as expected. We have also obtained all surface and mineral owner permits for our 1.8 square mile 3D seismic acquisition project. Survey crews started in the field last week and we expect acquisition of data to be completed by the end of August. Initial interpretation should be completed by the end of September.

Based on the delays for the seismic project and production performance evaluations for the new Claflin wells, we have now changed our plans to drill only two horizontal wells in the fourth quarter of 2011 with the remainder of Claflin development to be completed in the second quarter of 2012. We have accordingly lowered our estimated year-end production rate at Claflin from 800 barrels of oil per day to 250 barrels of oil per day.

Moving on from oil production, last Friday we announced that Tri-Valley and the Special Committee at OPUS partnership had reached an amicable preliminary resolution of matters that will allow us to move forward on the continued development and financing of the Pleasant Valley project. As previously announced, the Special Committee of OPUS partners was established by Tri-Valley as managing partner of the TVC OPUS 1 Drilling Program, L.P. to ensure the interest of OPUS partners would be represented independently at Tri-Valley in the review of potential claims against the company alleged by one of the OPUS partners that had resulted in a tolling agreement being executed with the investor in the company on September 30th, 2010, and disclosed by an SEC Form 8-K filed on October 1st, 2010. The potential claims related to alleged breaches of the partnership Definitive Agreements with respect to costs that were charged to OPUS related to acquisition of certain oil and gas leases, title defense on certain oil and gas leases, turnkey drilling and well completion costs and finders’ fees for placement of partnership units.

After a thorough review of these issues and negotiations, Tri-Valley and the Special Committee agreed on the following preliminary terms to restructure partnership and to resolve the issues for a total of 32.3 million including accrued interest. The preliminary terms will be the basis of Definitive Agreements that will be formally recommended later this year to the OPUS partners for ratification by the Special Committee and Tri-Valley’s Board of Directors. A new limited liability joint venture company will be formed for the development of the Pleasant Valley Oil Sands Project that will be owned 25% by the company and 75% by current OPUS partners. Tri-Valley will contribute 100% of its overriding royalty interest on each of the Pleasant Valley properties to the new joint venture company. The 32.3 million plus interest will be allocated to OPUS partners on a prospective basis from two sources: $12 million of this amount will be allocated to OPUS based on the agreed net present value of the overriding royalty interest to be contributed by the company with the remaining 20.3 million to be sourced from Tri-Valley’s portion of the net cash flow generated by a new joint venture company from the Pleasant Valley Oil Sands project. At the closing of the transaction, Tri-Valley will either provide or obtain a financing commitment for the joint venture company to fund three SAGD wells. Within six months after closing, the company will commit to fund the drilling completion and equipping of one SAGD pilot project at Pleasant Valley. Within six months after completion of this SAGD pilot, if successful and if the project meets certain performance standards, Tri-Valley will commit to fund the drilling completion and equipping of two additional SAGD wells at Pleasant Valley.

The closing of the transaction is subject to a number of conditions being satisfied: Definitive Agreements need to be negotiated and executed with the Special Committee; ratification of the proposed settlement terms and new operating structure of the joint venture company by the board of directors of the company, and at least a majority in interest of the OPUS partners will also be required. We anticipate that OPUS partners will receive additional information by November 1st and the matter will be voted on by November 30th.

We had two primary objectives when we formed the OPUS Special Committee—when the OPUS Special Committee began negotiations to amicably resolve the outstanding issues between the company and OPUS, and to formulate a plan that would allow OPUS and Tri-Valley the best opportunity as collaborative partners to maximize the potential value we all see at Pleasant Valley. This new arrangement with our OPUS partners avoids potential costly litigation between the parties and instead focuses our attention and resources to developing the potential of the Pleasant Valley Oil Sands Project. We believe that we are well on the way to accomplishing both these objectives, each of which is in the long-term interest of Tri-Valley shareholders and OPUS partners.

Now turning the discussion to our mineral assets in Alaska. We achieved an important milestone during the quarter with the execution of a Definitive Agreement between our Select Resources subsidiary and US Gold Corporation for the exploration and development of the Richardson Minerals Project in Alaska. Under the terms of the agreement, US Gold required a four-year exploration lease for Richardson along with an exclusive option to purchase a 60% interest in the project and the right to enter into a joint venture with Select for its development. US Gold’s option to purchase a 60% interest in Richardson will vest upon completion of $5 million of exploration expenditures and 30,000 feet of core drilling during the term of the Definitive Agreement.

We have agreed that US Gold may terminate the Definitive Agreement after completing $2.2 million in exploration expenditures and performing 15,000 feet of core drilling at Richardson which are required during the first two years of the Definitive Agreement. Should US Gold elect to terminate the Definitive Agreement, Select will retain its 100% interest in Richardson. We received our first option payment of $200,000 upon execution of the Definitive Agreement on July 1st, and we will receive another $100,000 upon reaching the first anniversary of the agreement. Select is also entitled to receive additional option payments of $100,000 each for each of the remaining two years of the exploration lease period if US Gold exercises its option.

Following execution of the Definitive Agreement, US Gold commenced operations at Richardson on July 5th to collect auger soil samples for laboratory analysis and other activities have been completed to permit core drilling operations later this year. A drilling permit has been obtained and US Gold is currently sourcing drilling equipment to perform approximately 5,000 feet of core drilling at Richardson during the fall of this year as weather permits. We anticipate $200,000 in annualized cost savings from this arrangement as US Gold has assumed the annual maintenance costs for their leases and claims at Richardson. This was a significant step in our initiative to monetize our mineral assets in Alaska. We are also pursuing a similar arrangement with an experienced operational and financial partner for our Shorty Creek property.

Finally, we have continued to make good progress in strengthening our cash and capital positions. Our cash balance at June 30th was 1.5 million and stockholders equity totaled 11.4 million, representing a substantial improvement from the $581,000 in cash and 6.2 million in stockholder’s equity at the end of December 2010. The increase was the result of capital raised from the sale of common stock under two at-the-market equity offerings with C.K. Cooper & Company as well as the sale of additional stock in a private placement this past April which generated net proceeds for the company of 4.7 million. With those proceeds, we have been able to expand our drilling program at Claflin as well as fund our expanded operating activities.

John Durbin:	Now I’d like to turn the call over to John Durbin for a more detailed view of our second quarter financial results. John?

The Company’s second quarter net oil production decreased less than 1% from the same quarter last year. A 12.5% decrease in our share of production at Pleasant Valley was offset by more than a 300% increase in production at our wholly-owned project at Claflin as production from new wells came online. Production costs increased nearly 86% over the comparable figure in the second quarter of 2010 reflecting the increased drilling activity at Claflin.

Let’s now review the subject of changes in oil prices between the respective second quarters of 2010 and 2011 and the first quarter of this year. The NYMEX futures price for a barrel of light, sweet-crude for future delivery closed the end of June, 2011 at $95.42 a barrel versus $75.63 a barrel at the end of June last year and $106.72 a barrel on March 31st, 2011. The June 30, 2011 per barrel future oil price represents a decrease of 10.6% from the price on March 31st of this year and an increase of 26.2% over the preceding 12-month period.

Concern about the stability of the crude oil supply, as well as its availability from the Middle East and countries in North Africa, continue to place upward pressure on the forward price for crude oil during the second quarter of 2011. Offsetting that pressure on forward prices for crude oil were ongoing and serious concerns about normalized economic recovery in the developed world. The second quarter of 2011 also gave rise to new doubts about the strength of economic growth in the developing market economies in Latin America and in Asia as the primary markets in the developed world experienced financial, economic, and political uncertainty.

Our general and administrative expenses, or G&A, decreased $621,000 or 26.4% over the second quarter of 2010. The decrease in G&A between the comparable reporting periods of 2011 and 2010 was primarily driven by lower total salary and benefits expenses following staff reductions as well as lower legal expenses resulting from settlement of litigation on one of our Pleasant Valley Oil Sands Project leases during the first quarter of this year.

Mining exploration expenses decreased nearly 25% from the second quarter of 2010 to just over 64,000 during the first quarter of 2011 representing ongoing cost savings resulting from the sale of our Admiral Calder calcium carbonate property in Alaska during December of last year.

It’s also worth mentioning again that we expect to see annual savings of approximately $200,000 related to our Richardson Gold exploration property as US Gold has assumed those maintenance expenses for that property.

Non-cash warrant expense in the second quarter of 2011 was zero versus 2.9 million during the second quarter of 2010. You may recall that the non-cash warrant expense in the second quarter of last year was a result of the vesting of the Series A and Series B Warrants sold to a group of investors along with common stock in our April 2010 registered direct offering.

For the second quarter of 2011, we reported a net loss of $2.6 million, down about 1.6 million, from a net loss of $4.2 million in the second quarter of last year. The significant decrease in net loss between the two reporting periods was primarily attributable to the reduced non-cash warrant expense I mentioned earlier.

Turning now to our balance sheet and our statement of cash flows, I’d like to draw your attention to just a few highlights. As mentioned earlier, we ended the second quarter of 2011 with a cash position of $1.5 million, up almost 1 million from our cash position at the end of December last year. The increase in the company’s cash balance was a result of the sales of common stock during the first and second quarters of this year under the two at-the-market programs with C.K. Cooper & Company and the private placement for approximately 5 million we closed with certain accredited investors in April of this year.

Proved properties increased $2.6 million versus the end of 2010, primarily reflecting capital expenditures for new oil wells at our Claflin property.

Trade accounts payable and accrued expenses decreased $1.8 million from December 31st, 2010’s figure as a result of our ongoing improvements in vendor management and paydowns of past due receivables. You may also note from our consolidated statement of cash flows that the company used about 6.7 million in cash from operating activities during the first six months of this year and raised approximately 10 million in net cash from the issuance of common stock during the first half of 2011. During the second quarter of 2011, we used about 2.5 million in cash from operating activities and spent approximately 2.2 million in drilling new oil wells at our Claflin property.

Finally, as Maston covered earlier, during the first half of 2011 we increased our stockholder’s equity nearly 85% from 6.2 million at the end of 2010 to 11.4 million at June 30th of this year through the issuance of additional common shares under our two ATM programs and the private placement with certain accredited investors last April. With over $11 million in total stockholder’s equity, we also continued to satisfy the minimum required for continued listing on the NYSE Amex exchange as of the close of the second quarter of 2011.

Now I’ll turn the call back to Maston.

Maston Cunningham:
Thanks, John, and before I open the call for your questions, I’d like to provide an update on the initiatives that we hope to achieve during 2011. In light of our progress in the first half of the year, we have revised those targets as follows. First is increased total gross oil production to 450 barrels of oil per day by year-end from 10 new wells at Claflin. Eight of these wells, the vertical wells, have already been drilled and we anticipate drilling two new horizontal wells in the fourth quarter of this year. We also want to secure a well-capitalized, experienced industry partner to explore and develop our remaining Alaskan gold exploration property, Shorty Creek, and finally we want to close the transaction with the OPUS partnership that will allow both OPUS and Tri-Valley shareholders to maximize a return from our investment at Pleasant Valley.

Finally, before we open the call for questions, for those of you who are not aware, John will be leaving Tri-Valley at the end of the month for another opportunity that will take him back to Houston where he lived and worked for many years. The Board has appointed Mr. Greg Billinger as the Interim CFO until we can find a permanent replacement for John. Mr. Billinger has over 30 years of corporate finance and accounting experience in the oil and gas industry including most recently as Vice President of Finance and Administration with Ivanhoe Energy Inc., an independent, international heavy oil development and production company. Prior to joining Ivanhoe, Greg spent 19 years with Occidental Oil & Gas Corporation, a wholly-owned subsidiary of Occidental Petroleum Corporation, which is a leader in natural gas and oil exploration and production where he had held various finance and accounting positions.

I want to take this opportunity to thank John for his many contributions to the company and to wish him the best in his future endeavors, and I also want to welcome Greg to Tri-Valley and appreciate his willingness to join us so quickly. Now, John and I would be happy to take your questions. Operator, can you please open up the call for Q&A?

Operator:
Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you do have a question at this time, please press the star, followed by the one, on your touch-tone phone. If you’d like to withdraw your question, please press the star, followed by the two, and if you are using speaker equipment today, please lift the handset before making your selection. Once again, if you’d like to ask a question, please press star, one.

And once again ladies and gentlemen, if you’d like to ask a question at this time, please press star, one. If you’re using speaker equipment, please lift the handset before making your selection.

And our first question comes from the line of Kenneth Grutman with Bio High Tech Consulting. Please go ahead.

Kenneth Grutman:
Yes, hi. That’s Kenneth Grutman from Bio High Tech Consulting. I’m wondering how reliable do you think US Gold is as a partner in the exploration that you guys are going after and how successful have they been in the past?

Maston Cunningham:
Well, if you look at the history of the principles in the company, I think you can be very satisfied with the quality of partner that we believe we have at Richardson. US Gold, you know, depending on where their market cap is, you know, the stock is up about 7 bucks or so. It’s pretty close to $1 billion in market cap, and they have over $100 million in cash and equivalents on their balance sheet. We’ve been very favorably impressed by how quickly they’ve moved onto the property this summer, you know, to take advantage of the drilling season in Alaska. Obviously, to get set up and the logistics that they had to do to support a drilling program, potentially even next month is quite impressive. They have collected a number of—a good number of soil samples which have been shipped off to a lab for analysis and we’ll know the results of that a little later, but I think we’re in good hands there. Their chairman, Rod McEwen, had a very successful career with a company that he helped co-found and that is Goldcorp, and I believe—if I recall when he came on board, the market cap of that company was somewhere around $50 million and continued to move up. At the time he left, I believe their market cap was over 10 billion, so he’s got a very proven track record. This is their first foray into Alaska and we’re pleased that, you know, they’re working with us at Richardson.

Kenneth Grutman:	And do you have any preliminary results that you would want to report today on the gold?

Maston Cunningham:
We have no results to report. This is still preliminary. They—you know, all I can say is they have been actively sampling on one of the key areas that they’re interested in and, as I say, they’ve secured a drilling permit for a program and would like to drill 5,000 feet of core (inaudible), you know, as weather permits, you know, before it gets too late this summer. So I’m very happy to see how aggressively they’re working there.

Kenneth Grutman:	Okay, thank you for your time.

Maston Cunningham:	You bet. Thank you, Kenneth.

Operator:	Thank you. If there are any additional questions at this time, please press star, one. As a reminder, if you’re using speaker equipment, please lift the handset before making your selection.

And I’m showing no further questions in queue at this time. I’d like to turn the conference back to Management for any closing comments.

Maston Cunningham:	Thank you very much again for joining us today on the call. We do appreciate your continued interest and support and we look forward to speaking with you during our third quarter call later this year.

Operator:
Thank you, sir. Ladies and gentlemen, if you’d like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3030 using the access code of 4464851 followed by the pound key. This does conclude the Tri-Valley Corporation Second Quarter 2011 Financial Results Conference Call. Thank you for your participation. You may now disconnect.

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